Exhibit 21.1
Subsidiaries of Smith Douglas Homes Corp.

Name*	State or Other Jurisdiction of Incorporation or Organization
SDC Realty LLC	Georgia
SDH Alabama LLC	Georgia
SDH Atlanta LLC	Georgia
SDHB Realty LLC	Georgia
SDH Central GA LLC	Georgia
SDH Charlotte LLC	Georgia
SDH Chattanooga LLC	Georgia
SDH Development Company LLC	Georgia
SDH Greenville LLC	Georgia
SDH Houston LLC	Georgia
SDH Management Services LLC	Georgia
SDH Nashville LLC	Georgia
SDH Raleigh LLC	Georgia
Smith Douglas Holdings LLC	Georgia
Smith Douglas Building Services LLC	Georgia
Trigger Air LLC	Delaware

* This list omits subsidiaries that would not constitute a “significant subsidiary” pursuant to Rule 102(w) of Regulation S-X.